Exhibit 99.3

FORBEARANCE AGREEMENT

This FORBEARANCE AGREEMENT (as amended, modified or extended in accordance with the terms hereof, this “Forbearance Agreement”), dated and effective as of August 5, 2004 (the “Effective Date”), is entered into by and among Wells Fargo Foothill, Inc., a California corporation formerly known as Foothill Capital Corporation, a California corporation (“Lender”), American Restaurant Group, Inc., a Delaware corporation (“ARG”), ARG Enterprises, Inc., a California corporation (“Enterprises”), ARG Property Management Corporation, a California corporation (“Property Management”), and ARG Terra, Inc., a Delaware corporation (“Terra”; and together with ARG, Enterprises and Property Management, the “Borrowers,” and each, a “Borrower”).

W I T N E S S E T H:

WHEREAS, Borrowers and BNY Western Trust Company, a California state banking corporation formerly known as U.S. Trust Company, National Association, as successor to U.S. Trust Company of California, N.A. (“BNY”), as trustee (the “Trustee”), are parties to that certain Indenture dated as of February 25, 1998 (as amended and supplemented to date, the “Indenture”), providing for the issuance of an aggregate principal amount of up to $166,000,000 of the Notes;

WHEREAS, Lender is a lender and Borrowers are credit parties under that certain Loan Agreement dated December 17, 2001 (as amended, restated, supplemented, or otherwise modified from time to time, the “Loan Agreement”);

WHEREAS, Borrowers are credit parties and TCW Shared Opportunity Fund III, L.P. (the “ECF Party”) is lender under that certain Loan Agreement dated October 31, 2003 (as amended, restated, supplemented, or otherwise modified from time to time, the “Eligible Credit Facility”);

WHEREAS, Borrowers, Lender, the ECF Party, and the Trustee are parties to the Second Amended and Restated Intercreditor and Collateral Agency Agreement dated December 17, 2001 (the “Intercreditor Agreement”), in which BNY is separately designated Collateral Agent (as that term is defined therein, the “Collateral Agent”);

WHEREAS, the obligations of Borrowers under the Indenture, the Notes, the Loan Agreement and the Eligible Credit Facility are secured by liens and security interests in favor of the Collateral Agent on certain assets of Borrowers (the “Collateral”);

WHEREAS, the parties to the Intercreditor Agreement intend that obligations of Borrowers under the Loan Agreement and the Eligible Credit Facility be paid in full in cash before any obligations under the Indenture or the Notes be paid from the Collateral;

WHEREAS, Borrowers are not in compliance with certain provisions of the Loan Agreement, resulting in the occurrence of the following Defaults and Events of Default under:  (a) Section 8.9 and Section 8.15 of the Loan Agreement in respect of an interest payment on the Notes due on May 1, 2004, (b) Section 6.3(b)(i) of the Loan Agreement for Borrowers’ failure to deliver to Lender certified consolidated financial statements, without any qualifications, of ARG and its Subsidiaries for Borrowers’ fiscal year ending December 29, 2003, and (c) Section 2.5 of the Loan Agreement for Borrower’s failure to pay to Lender, in cash, an amount equal to the Overadvance outstanding from April 1, 2004 through the effective date of the Sixth Amendment to the Loan Agreement (collectively, the “Specified Defaults”);

WHEREAS, Borrowers have requested that Lender forbear in the exercise of any remedies with respect to the Specified Defaults, and Lender is willing to grant such forbearance with respect to the Specified Defaults on the terms and conditions provided herein;

NOW, THEREFORE, in consideration of the premises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto mutually agree and covenant as follows:

Section 1. Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Loan Agreement.

Section 2.  Forbearance.  Lender hereby agrees, on the terms and subject to the conditions hereof,

to forbear solely during the period from and after the Effective Date until (but excluding) the Forbearance Termination Date (as defined below) (the “Forbearance Period”) in the exercise of rights and remedies available under the Loan Documents with respect to the Specified Defaults; provided however, that Borrowers shall comply at all times during the Forbearance Period with all of the provisions, limitations, restrictions and prohibitions set forth in, or that would otherwise be effective or applicable to Borrowers under, the Loan Documents.  Notwithstanding the forbearance set forth in the immediately preceding sentence, it is understood and agreed by Borrowers that Lender has not waived any existing or anticipated Default or Event of Default (including, without limitation, the Specified Defaults), and reserves all of its rights or remedies in respect thereof, under the Loan Documents and applicable law.  During the Forbearance Period (and thereafter), Lender shall be permitted to exercise any and all of its rights and remedies under the Loan Documents to the extent permitted under the Loan Documents, except as may be limited or provided otherwise during the Forbearance Period pursuant to the first sentence of this Section 2.

Section 3. Termination. The Forbearance Period shall immediately terminate and be of no further force or effect whatsoever at 10:00 a.m. Pacific Time on the date of the earliest to occur (the “Forbearance Termination Date”) of the following events (each, a “Forbearance Termination Event”):

(a)           September 3, 2004;

(b)           commencement of any liquidation, bankruptcy, receivership, assignment for the benefit of creditors, or similar case or proceeding by or against any of Borrowers or Subsidiary Guaranty in a court of competent jurisdiction;

(c)           the date on which the Collateral Agent commences, or delivers any notice to Borrowers evidencing its intention to commence, enforcement of its security interests in any of the Collateral by taking action to collect, take possession of, or dispose of such Collateral for the benefit of, on behalf of, or at the direction of the ECF Party; and

(d)           the date on which Lender, the ECF Party, or the Collateral Agent, as the case may be, delivers a notice to Borrowers declaring any default or event of default, other than the Specified Defaults, under or in respect of the Loan Agreement or the Eligible Credit Facility, as applicable.

Upon the occurrence of any Forbearance Termination Event, the agreement of Lender to forbear with respect to the exercise of any remedy provided for under or in respect the Loan Documents shall immediately terminate without the requirement of any demand, presentment, protest or notice of any kind, all of which Borrowers expressly waive.  Borrowers hereby agree that Lender may at any time after the occurrence any Forbearance Termination Event proceed to exercise any and all rights and remedies that Lender now has or may in the future have under the Loan Documents and applicable law in connection with any or all of the Defaults and Events of Default (including, without limitation, the Specified Defaults) that have occurred and are continuing.

Section 4.  [Intentionally Omitted.]

Section 5.  [Intentionally Omitted.]

Section 6.  [Intentionally Omitted.]

Section 7.  Continuing Effect.  Except as expressly provided herein or as hereafter may be modified, the Loan Agreement and the other Loan Documents shall continue unchanged and in full force and effect, and all rights, powers, and remedies of Lender and Borrowers thereunder are hereby expressly reserved.  Except to the extent expressly set forth herein, each Borrower remains obligated by the representations, warranties, covenants, and other provisions set forth in the Loan Agreement and the other Loan Documents to which it is a party.

Section 8.  Acknowledgments and Agreements.  Each Borrower hereby unconditionally acknowledges, affirms, and agrees that:

(a)           as of the close of business on July 30, 2004, (i) the outstanding amount of Advances under the Loan Documents is $4,341,090.86 and (ii) the Letter of Credit Usage is $10,658,663.15;

(b)           Borrowers are obligated to repay the Advances referred to in clause (a)(i) of this Section 8 without defense, offset, deduction or credit of any kind or nature whatsoever;

(c)           no Borrower has any Claims (as defined below) against Lender in respect of any matter relating to or arising under this Forbearance Agreement or any of the Loan Documents or any of the transactions contemplated hereby or thereby;

(d)           nothing in this Forbearance Agreement shall create a contractual restriction on Lender that would restrict Lender from assigning or participating all or any portion of the Obligations under the terms and conditions of the Loan Agreement;

(e)           except as specifically set forth in this Forbearance Agreement, Lender has not waived, forborne, modified, or otherwise agreed not to exercise any rights or remedies available to it under the Loan Documents or this Forbearance Agreement;

(f)            on and as of the Effective Date, the Specified Defaults have occurred and are continuing and, as a result thereof, Lender is entitled to declare all outstanding obligations of Borrowers under or in respect of the Loan Documents to be due and payable and are entitled to exercise all of the rights and remedies available under the Loan Documents and applicable law, subject to the terms of this Forbearance Agreement, and none of the Specified Defaults have been cured by Borrowers or waived by Lender;

(g)           the Loan Agreement and each of the other Loan Documents are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed;

(h)           [Intentionally Omitted];

(i)            it shall not contest or challenge, or cause or encourage, directly or indirectly, any person, at any time, to contest or challenge, the validity, priority, enforceability, or perfection of any lien or security interest granted in connection with the Loan Documents;

(j)            it has thoroughly read and reviewed, clearly understands, and fully and unconditionally consents to the terms and provisions of this Forbearance Agreement, that it has had the full benefit and advice of counsel of its own selection, or the opportunity to obtain the benefit and advice of counsel of its own selection, in regard to the negotiation, drafting, execution, and effectiveness of this Forbearance Agreement, and that it has relied on no other representations, either written or oral, express or implied, made to it by any other party hereto;

(k)           the forbearance set forth herein is strictly limited to the Specified Defaults and such forbearance shall not apply to any other past, present or future violation or violations (whether known or unknown) of any provision of the Loan Agreement or any of the other Loan Documents; and

(l)            the failure of Lender to exercise any right, privilege, or remedy as a result of any such violations shall not, directly or indirectly, in any way whatsoever (i) impair, prejudice, or otherwise adversely affect such Lender’s right at any time to exercise any right, privilege or remedy in connection with the Loan Agreement or any of the other Loan Documents or any other contract, agreement, or instrument, (ii) amend or alter any provision of the Loan Agreement or any of the other Loan Documents or any other agreement, contract, or instrument, or (iii) constitute any course of dealing or other basis for altering any of the obligations of Borrowers under or in respect of the Loan Documents or any rights, privileges, or remedies of Lender under the Loan Agreement and the other Loan Documents or such other agreement, contract, or instrument.

Section 9.  No Defenses; Release.

(a) Each Borrower, their respective successors-in-title, legal representatives, and assignees and, to the extent the same is claimed by right of, through, or under any Borrower, for their past, present, and future employees, agents, representatives, officers, directors, shareholders, and trustees, do hereby forever remise, release, and discharge Lender, and Lender’s respective successors-in-title, legal representatives, and assignees, past, present, and future officers, directors, shareholders, trustees, agents, employees, consultants, experts, advisors, attorneys, and other professionals, and all other persons and entities to whom Lender would be liable if such persons or entities were found to be liable to Borrowers, or any of them (collectively hereinafter the “Lender Parties”), from any and all manner of action and actions, cause and causes of action, counterclaims, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, damages, judgments, expenses, executions, liens, claims of liens, claims of costs, penalties, attorneys’ fees, or any other compensation, recovery, or relief (“Claims”) on account of any loss, liability, obligation, demand, or cause of action of whatever nature relating to, arising out of, or in connection with the Loan Agreement or any other Loan Document, including, but not limited to, acts, omissions to act, actions, negotiations, discussions, and events resulting in the finalization and execution of this Forbearance Agreement, as, among, and between the Borrowers and the Lender Parties, such claims whether now accrued and whether now known or hereafter discovered, from the beginning of time through the date hereof, and specifically including, without any limitation, any claims of liability asserted or that could have been asserted with respect to, arising out of, or in any manner whatsoever connected directly or indirectly with any “lender liability-type” claim.

(b)           Each Borrower represents and warrants that it has not assigned to any Person any Claim.  In the event that the foregoing representation and warranty is, or is purported to be, untrue, each Borrower agrees to indemnify and hold harmless the Lender Parties against, and to pay, any and all actions, demands, obligations, causes of action, decrees, awards, claims, liabilities, losses and costs (including, but not limited to, reasonable expenses of investigation and fees and expenses of counsel) that any of the Lender Parties may sustain or incur as a result of the breach or purported breach of the foregoing representation and warranty.

Section 10.  GOVERNING LAW.  THE VALIDITY OF THIS FORBEARANCE AGREEMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

Section 11.  No Commitment or Waiver.  Neither this Forbearance Agreement nor any action or inaction on the part of Lender shall be construed to constitute or represent (a) a commitment by Lender, either in its capacities under the Loan Documents or in any other capacity, to restructure any indebtedness of Borrowers or (b) an intention by Lender, either in its capacities under the Loan Documents or in any other capacity, except as expressly provided in this Forbearance Agreement, to waive, modify, or forbear from exercising any of its rights, powers, privileges, or remedies under the Loan Documents or under any other document or agreement, at law, in equity, or otherwise.  Each Borrower acknowledges, agrees, and confirms, except as expressly provided in this Forbearance Agreement, that no such commitment, waiver, modification, or forbearance has been offered, granted, extended, or agreed to by Lender, either in its capacities under the Loan Documents or in any other capacity.  Nothing set forth in this Forbearance Agreement shall be construed so as to require Lender, either in its capacities under the Loan Documents or in any other capacity, to agree to the terms of any modification proposed by Borrower to the Loan Documents or any other document or agreement to which Lender is a party.

Section 12. Representations and Warranties.  In addition to any other representations and warranties made or deemed made hereunder, each Borrower hereto represents and warrants that:

(a)           it has the full authority and legal right and power to execute and deliver this Forbearance Agreement, and to perform the terms hereof and the transactions contemplated hereby;

(b)           it has taken all necessary corporate or other action required to be taken in connection with the execution, delivery, and performance of this Forbearance Agreement and the consummation of the transactions contemplated hereby;

(c)           this Forbearance Agreement (i) has been duly executed and delivered by it, and (ii) constitutes a legal, valid, and binding obligation, enforceable against it in accordance with the terms hereof, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law), and an implied covenant of good faith and fair dealing;

(d)           the execution, delivery, and performance of this Forbearance Agreement does not and shall not (i) violate or result in a breach of any provision of law, rule or regulation applicable to it, or any judgment, order, writ, or decree of any court, arbitrator, or other governmental authority, (ii) violate any of its organizational documents, or (iii) violate, conflict with, or result in a breach of, or constitute (with due notice, lapse of time, or both) a default under any agreement, instrument, or other document to which it or any of its subsidiaries is a party or by which any of its property or assets are bound;

(e)           except for any representation or warranty that no Default or Event of Default has occurred and is continuing, the representations and warranties contained in this Forbearance Agreement and each of the Loan Documents are true and correct in all material respects on and as of the Effective Date, before and after giving effect to this Forbearance Agreement, as though made on and as of such date; and

(f)            no Default or Event of Default has occurred and is continuing or will occur after giving effect to this Forbearance Agreement (other than the Specified Defaults).

Section 13.  Benefit of Agreement.  This Forbearance Agreement is solely for the benefit of the signatories hereto and, to the extent it is not Lender, a Person (including without limitation any other creditor of or claimant against any Borrower, or any shareholder of any thereof) shall not have any rights under, or because of the existence of, this Forbearance Agreement.

Section 14.  Entire Agreement.  This Forbearance Agreement constitutes the entire and final agreement among the parties hereto with respect to the subject matter hereof and there are no other agreements, understandings, undertakings, representations, or warranties among the parties hereto with respect to the subject matter hereof except as set forth herein.

Section 15.  Amendments; Extensions.  The terms of this Forbearance Agreement may be modified, amended, or waived only in writing, executed by Lender and Borrowers.  Lender is not and shall not be under any obligation, express or implied, to consent to any modification or amendment hereof, or to any extension of the Forbearance Period.

Section 16.  Remedies.

(a)           No failure on the part of Lender to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power, or remedy hereunder or under the Loan Documents shall operate as a waiver thereof.  Any single or partial exercise by Lender of any right, power, or remedy hereunder or under the Loan Documents shall not preclude any other or further exercise thereof or the exercise of any other right, power, or remedy.

(b)           Each party to this Forbearance Agreement is hereby authorized, to demand specific performance of any other party hereto at any time any such other party has failed to comply with the terms of this Forbearance Agreement.  Each party hereto waives any defense based on the adequacy of a remedy at law which may be asserted as a bar to such remedy of specific performance.

Section 17.  Headings, Etc.  “Section” or other headings contained in this Forbearance Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Forbearance Agreement.

Section 18.  Notices.  All notices and consents hereunder shall be provided in accordance with the terms and conditions for providing notice and consents under the Loan Agreement.

Section 19.  Further Assurances.  Borrowers shall, at their sole expense, execute at any time from time to time all additional documents and do all acts not specifically referred to herein that (a) are reasonably necessary to effect fully the intent of this Forbearance Agreement, or (b) Lender may reasonably deem advisable and may request to protect any right or interest, or enforce any rights or remedies, under the Loan Agreement and the other Loan Documents.

Section 20.  Successors and Assigns.  This Forbearance Agreement, including, without limitation, the representations, warranties, covenants, and obligations contained herein (i) shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns, and (ii) shall be binding upon, and enforceable against, the respective successors and assigns of the parties hereto.

Section 21.  Severability.  Any provision of this Forbearance Agreement that is determined to be invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining provisions of this Forbearance Agreement or affecting the validity or enforceability of any provisions of this Forbearance Agreement in any other jurisdiction.

Section 22.  Counterparts.  This Forbearance Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Forbearance Agreement by signing any such counterpart.  Delivery of an executed counterpart hereof by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

Section 23.  Survival.  Sections 7, 8, 9, 10, 12, 13, 16, 19 (to the extent such section relates to Section 8 and Section 9 hereof) and 23 shall survive any termination or expiration of this Forbearance Agreement.

(remainder of page intentionally left blank)

IN WITNESS WHEREOF, the undersigned have caused this Forbearance Agreement to be duly executed as of the day and year first above written.

AMERICAN RESTAURANT GROUP, INC.,
a Delaware corporation

By:	/s/ Patrick J. Kelvie
Patrick J. Kelvie
Vice President

ARG ENTERPRISES, INC.,
a California corporation

By:	/s/ Patrick J. Kelvie
Patrick J. Kelvie
Vice President

ARG PROPERTY MANAGEMENT CORPORATION,
a California corporation

By:	/s/ Patrick J. Kelvie
Patrick J. Kelvie
Vice President

ARG TERRA, INC.,
a Delaware corporation

By:	/s/ Patrick J. Kelvie
Patrick J. Kelvie
Vice President

WELLS FARGO FOOTHILL, INC.,
a California corporation

By:
Title: